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                              EMPLOYMENT AGREEMENT


            This Employment Agreement ("Agreement") is made and entered into as of the 28th day of September, 1996 by and between SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation with its principal office located at 28 West 56th Street, New York, New York 10019 (the "Company"), and RUSSELL A. OASIS (the "Executive"), whose address is 4840 S.W. 80th Street, Miami, Florida 33143.


                                    Recitals

      A. Executive is the Chief Executive Officer and 50% shareholder of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation (collectively, "The Selling Companies"). The Selling Companies own and operate WXDJ-FM, Homestead, Florida and WRMA-FM, Ft. Lauderdale, Florida (collectively, the "Stations"). The Selling Companies have entered into an asset purchase agreement dated as of September 16, 1996 to sell the Stations to the Company ("Asset Purchase Agreement").

      B. The Asset Purchase Agreement requires the Company to enter into an employment agreement with the Executive as provided in the Asset Purchase Agreement.

      C. The Executive, subject to his duties and obligations as Chief Executive Officer ("CEO") and principal shareholder of the Selling Companies, which duties and obligations supersede duties and obligations of Executive hereunder, wishes to commence his employment with the Company prior to the closing of the Asset Purchase Agreement.

      D. The Board of Directors of the Company (the "Board") believes that the Executive can contribute to the growth and success of the Company, and desires to assure the Company of the Executive's employment and to compensate him therefor.

      E. The Board has determined that this Agreement will encourage the Executive's attention and dedication to the Company.

      F. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    Agreement

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:




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      1. Employment.

            1.1 General. Subject to the termination provisions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

            1.2 Duties of the Executive. During the term of this Agreement, the Executive shall serve as the Executive Vice President of Programming for Company and Chief Operating Officer of Stations and WCMQ-FM, shall diligently perform all duties as may be assigned to him by Raul Alarcon, Jr., the Company's Chief Executive Officer, consistent with his position, and shall exercise such power and authority, consistent with his position, as may from time to time be delegated to him by Raul Alarcon, Jr. Subsequent to the closing of the Asset Purchase Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company; provided, however, that the Executive may be involved, as an investor, officer, director or otherwise (as long as the Executive is not actively employed in such business) in any business that is not primarily engaged in Spanish radio broadcasting. Prior to the closing of the Asset Purchase Agreement, the Company agrees that Executive's responsibility shall be to the Stations and any duties or obligations of Executive under this Agreement shall be subordinate to his duties and obligations to the Stations and the Selling Companies as its CEO and principal shareholder. Subject to the direction of Raul Alarcon, Jr., the Chief Executive Officer, the Executive shall be responsible for the day-to-day operations of the Company's radio stations (including those directly or indirectly controlled by the Company).

      2. Term. This Agreement shall be for a term of one (1) year, commencing on the date hereof and ending on September 25, 1997, unless sooner terminated as hereinafter set forth (the "Term"). The Term may be extended by mutual written agreement of the parties within 60 days prior to the expiration of the Term. Without in any way committing or otherwise legally obligating the Company or the Executive, the parties understand that in order for the Executive to extend the term of this Agreement, the Executive must be offered a compensation package, including an equity participation in the Company, satisfactory to the Executive.

      3. Compensation.

            3.1 Base Salary. The Executive shall receive a base salary at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000) (the "Base Salary") during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.

            3.2 Bonus. The Executive shall receive a bonus (the "Bonus") in the amounts, and in accordance with the terms and conditions, set forth in Schedule A hereto.


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      4. Expense Reimbursement and Other Benefits.

            4.1 Other Reimbursable Expenses. During the term of the Executive's employment hereunder, the Company, shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall comply with the Company's policy for reimbursement of expenses for its senior executives.

            4.2 Other Benefits. The Executive and his immediate family shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter provided by the Company to any of its executives. The Executive shall also be entitled to four (4) weeks paid vacation time, as well as paid time off for holidays and sick leave in accordance with the Company's prevailing policy for any of its senior executives generally.

            4.3 Working Facilities. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

            4.4 Automobile Allowance. The Executive shall be entitled to an automobile allowance of $500 per month, which amount is intended to compensate Executive for wear and tear and, in addition, reimburse the Executive for all costs of gasoline, oil, repairs, maintenance, insurance and other expenses incurred by the Executive by reason of the use of the Executive's automobile for Company business from time to time.

            4.5 Place of Employment. In connection with his employment by the Company, the Executive shall be based at the Company's offices located in Dade County, Florida except for travel on the Company's business deemed necessary by the Executive from time to time.

            4.6 Indemnification. The Company agrees to indemnify, defend and make whole Executive for any action or inaction of Executive in pursuit of his obligations under this Agreement on behalf of the Company, its subsidiaries and affiliates to the fullest extent permitted by the corporate laws of the State of Delaware, including the monthly payment of legal fees and costs necessary in any defense. This right of indemnification shall not include nor cover any action by the Executive that exceeds the scope of his authority under this Agreement. This right of indemnification is subject to the obligation of Executive to reimburse the Company if it is ultimately and judicially determined that the Executive is not entitled to indemnification under Delaware corporate law.

      5. Termination.

            5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder for "Cause" (as hereinafter defined). For purpose of this Agreement, the term "Cause" shall mean (i) the willful failure or refusal of the Executive to perform the duties or render the services


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reasonably assigned to him from time to time by the Board (except during vacation periods or sick leave), which failure or refusal to perform is not cured by the Executive within thirty (30) days of receipt of written notice from the Company (ii) the conviction of the Executive of a felony or (iii) the willful violation of the provisions of Section 6 hereof relating to non-competition and non-disclosure, which violation is not cured within thirty
(30) days or receipt of notice from the Company. Any written notice delivered to the Executive pursuant to this Section 5.1 shall set forth in reasonable detail the acts or omissions of the Executive that constitute grounds for termination for "Cause" and the actions required by the Executive to adequately cure any such default.

            5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his hereunder for in excess of ninety (90) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid amounts of his Base Salary accrued through the effective date of termination and the amount, if any, of the unpaid Bonus to which the Executive would have been entitled at the expiration of the Term in accordance with Section 3.2 hereof, and an amount to be determined by the Board of Directors in their sole and absolute discretion, and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

            5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive any unpaid amounts of his Base Salary accrued through the effective date of his death and the amount, if any, of the unpaid Bonus to which the Executive would have been entitled at the expiration of the Term in accordance with Section 3.2 hereof, and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1).

            5.4 Resignation by the Executive. The Executive shall at all times have the right, upon 30 days' written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.4, the Employee shall be entitled to be paid his Base Salary to the date of termination, and the Company shall have no further liability hereunder (other than for reimbursement of reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

            5.5 COBRA Benefits. Upon any termination of the employment of the Executive, including any termination as a result of the expiration of the term of this Agreement, the Executive shall be entitled to COBRA benefits for a period of 18 months.


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      6. Restrictive Covenants.

            6.1 Non-competition. While employed by the Company and subsequent to the closing of the Asset Purchase Agreement, the Executive shall not, directly or indirectly, own, operate, manage, be employed by, consult or provide any services to any radio broadcast station that broadcasts in the Spanish language whose main studio or transmitter is located within a fifty (50) mile radius of any radio station owned, under contract to purchase or operated by the Company or any of the Company's subsidiaries or affiliates during the term of this Agreement.

            6.2 Nondisclosure. While employed by the Company and subsequent to the closing of the Asset Purchase Agreement, the Executive shall not divulge, communicate, use to the detriment of the Company or any affiliate or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company or any of the Company's subsidiaries or affiliates. While employed by the Company and subsequent to the closing of the Asset Purchase Agreement, any confidential information or data now known or hereafter acquired by the Executive with respect to the business of the Company or any affiliate (which shall include, but not be limited to, information concerning the Company's or any affiliates' financial condition, prospects, sources, and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all such information while employed by the Company.

            6.3 Nonsolicitation of Employees and Customers. While employed by the Company, the Executive shall not, directly or indirectly, hire any employee of the Company or otherwise solicit or induce any employee of the Company to terminate such employment or become employed by any person or entity other than the Company or any of its affiliates.

            6.4 Books and Records. All books, records and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

      7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any or the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever remedies the Company may possess.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law, rule or principle that would give effect to the laws of another jurisdiction.


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      9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

      10. Notices. Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand (including Federal Express) or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at their respective address first stated herein, or to such other address as either party hereto may from time to time give notice of to the other.

      11. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise; provided, however that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

      12. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

      13. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

      14. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other. Notwithstanding anything in this Agreement to the contrary, the Executive shall have no duty to mitigate his damages upon termination of this Agreement for any reason whatsoever.

      15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this


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Agreement.

      16. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns, as applicable, any rights or remedies under or by reason of this Agreement.

      17. Right of Termination. Either the Company or the Executive may at any time for any reason or for no reason prior to the closing of the Asset Purchase Agreement give the other party 1 business day prior written notice and terminate this Agreement without any further obligation of the Executive to the Company or the Company to the Executive as a result of this Agreement other than the reimbursement of expenses and the payment of compensation to the date of termination.

      18. No Liability. Notwithstanding anything to the contrary contained in this Agreement, under no set of circumstances shall Executive be liable to anyone because of any action or inaction of Executive prior to the closing of the Asset Purchase Agreement is alleged to favor or benefit, or in fact favors or benefits, the Stations or the Selling Companies to the detriment of the Company, its subsidiaries or affiliates.

      19. No Effect on the rights and obligations of the parties under the Asset Purchase Agreement. The rights and obligations of the parties to the Asset Purchase Agreement shall not be affected, amended or changed in any manner by the performance or non-performance, or the termination, of this Agreement by any of the parties prior, or subsequent to, the closing of the Asset Purchase Agreement. The breach or termination of this Agreement prior to the closing of the Asset Purchase Agreement will not relieve the Company of its obligation to offer the employment agreement required by the Asset Purchase Agreement (the "Required Asset Purchase Agreement"). If this Agreement is in effect subsequent to the closing of the Asset Purchase Agreement, this Agreement shall be deemed to be the Required Employment Agreement for all purposed under the Asset Purchase Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                            SPANISH BROADCASTING SYSTEM, INC.

                            By: /s/ Raul Alarcon, Jr.
                               -----------------------------------
                            Name:
                                 ---------------------------------
                            Title:
                                  --------------------------------

                            /s/ Russell A. Oasis
                            -----------------------------------------
                                RUSSELL A. OASIS


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                                                                      Schedule A


                                      BONUS

            Executive shall be entitled to a cash bonus, payable within 45 days after the end of the term of this Agreement, based on the percentage increase of Broadcast Cash Flow for the full 12 calendar months following the effective date of the Agreement, from the Base Cash Flow. Base Cash Flow shall be determined by adding the following broadcast cash flow amounts: (i) for stations owned by the Company or its subsidiaries for over one (1) year, the actual broadcast cash flow for such stations for the twelve (12) full calendar months prior to the effective date of this Agreement; (ii) for stations owned by the Company or its subsidiaries for less than one (1) year but greater than six (6) months, the actual broadcast cash flow for the previous three (3) full calendar months for those stations multiplied by four (4); and (iii) for stations owned by the Company or its subsidiaries for less than six months, an amount equal to 4-1/2% of the purchase price for such stations. In the event any stations of the Company or its subsidiaries are disposed of or acquired during the term of this Agreement, the Company and the Executive shall in good faith determine a fair adjustment to the Base Cash Flow as a result of any such acquisitions or dispositions. Broadcast cash flow for purposes of this Bonus shall be determined in the same manner as broadcast cash flow is determined for the latest public filing of the Company with the Securities and Exchange Commission prior to the effective date of this Agreement. The Bonus shall be as follows:

      Percentage increase                                         Cash Bonus
      -------------------                                         ----------
      0-9% increase in Broadcast Cash Flow
            over Base Cash Flow.............................        No Bonus
      10-14%................................................      $  100,000
      15-19%................................................      $  300,000
      20-24%................................................      $  550,000
      25-29%................................................      $  750,000
      30-34%................................................      $1,000,000
      35-39%................................................      $1,250,000
      40-44%................................................      $1,500,000
      45-50%................................................      $1,750,000
      51-55%................................................      $2,000,000

For each 5% increase after 56%, the Bonus will be increased by $250,000 from the previous cash bonus amount.


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